NMC Balance Sheet		Exhibit A-5
Unaudited

	December 31, 2003

ASSETS
Cash & Cash Equivalents	27,948,487
Accounts Receivable	60,524,113
Prepayments	4,338,640
Property, Plant, & Equipment	30,677,233
Less: Accumulated Depreciation	(11,206,543)
Long Term Investments	3,130,805
		115,412,735

LIABILITIES/EQUITY
Current Liabilities
Trade Payables	35,018,927
Other Payables	770,173
Current portion of LTD	1,302,328
Compensation & Benefits	43,521,227
	80,612,655

Non-Current Liabilities
Mortgage	1,926,705
Capital Lease	1,588,341
Asset Owner Deposit	10,700,000
Other Non-Current	3,828,439
	18,043,485

Equity
WEC Equity Position	3,351,319
WPS Equity Position	3,351,319
Xcel Equity Position	3,351,319
Alliant Equity Position	3,351,319
CE Equity Position	3,351,319
	16,756,595
		115,412,735